Exhibit 99.1

Radian Reports First Quarter 2013 Financial Results

– Writes $10.9 billion of new MI business in the first quarter –

– Improves risk-to-capital ratio to 18.6:1; More than $800 million of currently available holding company liquidity –

– Total number of primary delinquent loans declines by 17% from first quarter of 2012 –

PHILADELPHIA--(BUSINESS WIRE)--May 1, 2013--Radian Group Inc. (NYSE: RDN) today reported a net loss for the quarter ended March 31, 2013, of $187.5 million, or $1.30 per diluted share, which included combined losses from the change in fair value of derivatives and other financial instruments of $173.3 million. This compares to a net loss for the quarter ended March 31, 2012, of $169.2 million, or $1.28 per diluted share, which included combined losses from the change in fair value of derivatives and other financial instruments of $90.6 million. Book value per share at March 31, 2013, was $5.39.

“We took the opportunity this quarter to significantly improve our capital and liquidity positions, providing a competitive advantage for Radian in an extremely attractive business environment,” said Chief Executive Officer S.A. Ibrahim. “Building on our momentum with a strong risk-to-capital ratio, financial flexibility at the holding company, and the number one mortgage insurance market share position in the fourth quarter of last year, we kicked off 2013 with a 69% jump in new mortgage insurance business written year-over-year.”

Ibrahim continued, “As our strong new business volume continues, our delinquency inventory decreases and the mix of profitable new business begins to outweigh our legacy mortgage insurance book, we are positioning Radian for a return to operating profitability.”

CAPITAL AND LIQUIDITY UPDATE

In March, Radian improved its capital and liquidity position through a successful capital raise, resulting in net proceeds of approximately $689 million. As previously reported, Radian Group contributed $115 million of capital to Radian Guaranty in the first quarter, in order to support the company’s strong risk-to-capital position. Radian Guaranty’s risk-to-capital ratio was 18.6:1 as of March 31, 2013. After the above-mentioned contribution of $115 million to Radian Guaranty, Radian Group maintains approximately $815 million of currently available liquidity.

  Radian expects to maintain a risk-to-capital ratio of 20:1 or below at Radian Guaranty for the foreseeable future.
  The improvement in the risk-to-capital ratio from December 31, 2012, was primarily driven by the $115 million capital contribution from Radian Group and a release of Radian Asset’s contingency reserves of $68 million, partially offset by an increase to the company’s net risk in force resulting from strong, new mortgage insurance business volume.
  In order to proactively manage its risk-to-capital position, Radian Guaranty entered into two quota share reinsurance agreements in 2012 with the same third-party reinsurance provider. As of March 31, 2013, a total of $2.4 billion of risk in force was ceded under those agreements. Beginning April 1, the company reduced the amount of new business that will be ceded to the reinsurer on a prospective basis from 20 percent to 5 percent. On December 31, 2014, and on December 31, 2015, Radian has the ability, at its option, to recapture a portion of the business that was reinsured.
  As of March 31, 2013, Radian Guaranty’s statutory capital was $1.1 billion compared to $926 million at year-end 2012, and $920 million a year ago.

FIRST QUARTER HIGHLIGHTS

  New mortgage insurance written (NIW) was $10.9 billion for the quarter, compared to $11.7 billion in the fourth quarter of 2012 and $6.5 billion in the prior-year quarter. Radian wrote an additional $4.1 billion in NIW in April 2013, compared to $2.5 billion in April 2012.

    The Home Affordable Refinance Program (HARP) accounted for $2.5 billion of insurance not included in Radian Guaranty’s NIW total for the quarter. This compares to $2.9 billion in the fourth quarter of 2012 and $929.9 million in the prior-year quarter. As of March 31, 2013, more than 10 percent of the company’s total primary mortgage insurance risk in force had successfully completed a HARP refinance.

    Of the $10.9 billion in new business written in the first quarter of 2013, 64 percent was written with monthly premiums and 36 percent with single premiums.
    NIW continued to consist of loans with excellent risk characteristics, with 75 percent consisting of loans with FICO scores of 740 or greater.
  The mortgage insurance provision for losses was $132.0 million in the first quarter of 2013, compared to $306.9 million in the fourth quarter of 2012, and $234.7 million in the prior-year period. The loss ratio in the first quarter for Radian Guaranty was 72.1 percent, compared to 171.0 in the fourth quarter of 2012 and 135.3 percent in the first quarter of 2012. Mortgage insurance loss reserves were approximately $2.9 billion as of March 31, 2013, which decreased from $3.1 billion as of December 31, 2012, and from $3.2 billion as of March 31, 2012. First-lien reserves per primary default increased to $30,426 as of March 31, 2013, compared to $29,510 as of December 31, 2012, and $27,833 as of March 31, 2012.
  The total number of primary delinquent loans decreased by 9 percent in the first quarter from the fourth quarter of 2012, and by 17 percent from the first quarter of 2012. The primary mortgage insurance delinquency rate decreased to 10.9 percent in the first quarter of 2013, compared to 12.1 percent in the fourth quarter of 2012, and 14.1 percent in the first quarter of 2012. The company’s primary risk in force on defaulted loans was $4.0 billion in the first quarter, compared to $4.3 billion in the fourth quarter of 2012, and $4.9 billion in the first quarter of 2012.
  Total mortgage insurance claims paid were $309.9 million in the first quarter, compared to $263.4 million in the fourth quarter, and $218.2 million in the first quarter of 2012.

  $38.0 million of other operating expenses in the first quarter represented compensation expenses related to an increase in the estimated future value of performance awards that are impacted by changes in the company’s stock price. This increased compensation expense primarily reflects Radian’s higher stock price in the first quarter. In 2012, such compensation expenses were $13.5 million in the fourth quarter and $8.0 million in the first quarter.
  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with dividends over time.

    As of March 31, 2013, Radian Asset had approximately $1.2 billion in statutory surplus with an additional $0.5 billion in claims-paying resources.
    In January, Radian Asset completed the commutation of its remaining reinsurance risk from Financial Guaranty Insurance Corporation (FGIC) of $822 million, which resulted in a $7 million contingency reserve release in the first quarter.
    In February, Radian Asset received regulatory approval to release an additional $61 million of contingency reserves, which benefited Radian Guaranty's statutory capital position in the first quarter. The reserve release was based on a reduction in Radian Asset’s net par outstanding, resulting from the maturing of exposures and other terminations of coverage.
    Radian Asset has paid a total of $384 million in dividends to Radian Guaranty since 2008, and expects to pay another dividend of approximately $37 million in 2013.
    Since June 30, 2008, Radian Asset has successfully reduced its total net par exposure by 76 percent to $28.2 billion as of March 31, 2013, including large declines in many of the riskier segments of the portfolio.

CONFERENCE CALL

Radian will discuss these items in its conference call today, Wednesday, May 1, 2013, at 11:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800-230-1096 inside the U.S., or 612-288-0329 for international callers, using passcode 290876 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 290876.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Income
Exhibit B:	Condensed Consolidated Balance Sheets
Exhibit C:	Segment Information Quarter Ended March 31, 2013
Exhibit D:	Segment Information Quarter Ended March 31, 2012
Exhibit E:	Financial Guaranty Supplemental Information
Exhibit F:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit G:	Mortgage Insurance Supplemental
Information Insurance in Force and Risk in Force by Product
Exhibit H:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit I:	Mortgage Insurance Supplemental Information
Pool and Other Risk in Force, Risk-to-Capital
Exhibit J:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve per Default
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Exhibit A

	Quarter Ended
	March 31,
(In thousands, except per-share data)	2013	2012

Revenues:
Net premiums written - insurance	$207,185	$77,678

Net premiums earned - insurance	$192,588	$167,365
Net investment income	26,873	34,713
Net (losses) gains on investments	(5,505)	67,459
Change in fair value of derivative instruments	(167,670)	(72,757)
Net losses on other financial instruments	(5,675)	(17,852)
Other income	1,771	1,440
Total revenues	42,382	180,368

Expenses:
Provision for losses	132,059	266,154
Change in reserve for premium deficiency	(629)	(20)
Policy acquisition costs	17,195	28,046
Other operating expenses	80,100	50,154
Interest expense	15,881	14,148
Total expenses	244,606	358,482

Equity in net income (loss) of affiliates	1	(11)

Pretax loss	(202,223)	(178,125)
Income tax benefit	(14,723)	(8,893)

Net loss	$(187,500)	$(169,232)

Diluted net loss per share (1)	$(1.30)	$(1.28)

(1) Weighted average shares outstanding (in thousands)

Weighted average common shares outstanding	132,625	132,465
Increase in weighted average shares - common stock offering	11,730	—
Weighted average shares outstanding	144,355	132,465

For Trend Information, refer to our Quarterly Financial Statistics on Radian’s (RDN) website.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit B

	March 31	December 31
(In thousands, except per-share data)	2013	2012

Assets:
Cash and investments	$5,672,888	$5,208,199
Deferred policy acquisition costs	74,601	88,202
Deferred income taxes, net	17,902	—
Reinsurance recoverables	78,770	89,204
Derivative assets	6,429	13,609
Other assets	520,359	503,986
Total assets	$6,370,949	$5,903,200

Liabilities and stockholders’ equity:
Unearned premiums	$673,849	$648,682
Reserve for losses and loss adjustment expenses	2,919,073	3,149,936
Reserve for premium deficiency	3,056	3,685
Long-term debt	906,105	663,571
VIE debt	107,401	108,858
Derivative liabilities	430,898	266,873
Payable for securities purchased	37,491	697
Other liabilities	362,030	324,573
Total liabilities	5,439,903	5,166,875

Common stock	190	151
Additional paid-in capital	1,450,057	1,075,320
Retained deficit	(542,741)	(355,241)
Accumulated other comprehensive income	23,540	16,095
Total common stockholders’ equity	931,046	736,325
Total liabilities and stockholders’ equity	$6,370,949	$5,903,200

Book value per share	$5.39	$5.51

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended March 31, 2013
Exhibit C

	Mortgage	Financial
(In thousands)	Insurance	Guaranty		Total
Revenues:
Net premiums written - insurance	$217,286	$(10,101)	(1)	$207,185

Net premiums earned - insurance	$182,992	$9,596	(1)	$192,588
Net investment income	15,102	11,771		26,873
Net losses on investments	(3,237)	(2,268)		(5,505)
Net impairment losses recognized in earnings	—	—		—
Change in fair value of derivative instruments	—	(167,670)		(167,670)
Net losses on other financial instruments	(1,877)	(3,798)		(5,675)
Other income	1,712	59		1,771
Total revenues	194,692	(152,310)		42,382

Expenses:
Provision for losses	131,956	103		132,059
Change in reserve for premium deficiency	(629)	—		(629)
Policy acquisition costs	11,732	5,463		17,195
Other operating expenses	65,780	14,320		80,100
Interest expense	2,669	13,212		15,881
Total expenses	211,508	33,098		244,606

Equity in net income of affiliates	—	1		1

Pretax loss	$(16,816)	$(185,407)		$(202,223)
Income tax benefit				(14,723)

Net loss				$(187,500)

Cash and investments	$3,186,871	$2,486,017		$5,672,888
Deferred policy acquisition costs	29,920	44,681		74,601
Total assets	3,663,552	2,707,397		6,370,949
Unearned premiums	428,574	245,275		673,849
Reserve for losses and loss adjustment expenses	2,894,500	24,573		2,919,073
VIE debt	11,062	96,339		107,401
Derivative liabilities	—	430,898		430,898

(1)	Reflects the impact of the commutation of reinsurance business.

Radian Group Inc. and Subsidiaries
Segment Information
Quarter Ended March 31, 2012
Exhibit D

	Mortgage	Financial
(In thousands)	Insurance	Guaranty		Total
Revenues:
Net premiums written - insurance	$196,853	$(119,175)	(1)	$77,678

Net premiums earned - insurance	$173,451	$(6,086)	(1)	$167,365
Net investment income	18,011	16,702		34,713
Net gains on investments	32,178	35,281		67,459
Change in fair value of derivative instruments	21	(72,778)		(72,757)
Net losses on other financial instruments	(709)	(17,143)		(17,852)
Other income	1,344	96		1,440
Total revenues	224,296	(43,928)		180,368

Expenses:
Provision for losses	234,729	31,425		266,154
Change in reserve for premium deficiency	(20)	—		(20)
Policy acquisition costs	8,646	19,400		28,046
Other operating expenses	36,265	13,889		50,154
Interest expense	1,722	12,426		14,148
Total expenses	281,342	77,140		358,482

Equity in net loss of affiliates	—	(11)		(11)

Pretax loss	(57,046)	(121,079)		(178,125)
Income tax (benefit) provision	(11,799)	2,906		(8,893)

Net loss	$(45,247)	$(123,985)		$(169,232)

Cash and investments	$3,259,204	$2,392,620		$5,651,824
Deferred policy acquisition costs	49,786	58,155		107,941
Total assets	3,476,732	2,971,789		6,448,521
Unearned premiums	256,809	315,756		572,565
Reserve for losses and loss adjustment expenses	3,230,938	85,426		3,316,364
VIE debt	8,625	246,609		255,234
Derivative liabilities	—	202,100		202,100
(1)	Reflects the impact of the commutation of reinsurance business.

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit E

	Quarter Ended March 31,
(In thousands)	2013		2012

Net Premiums Earned:
Total Premiums Earned - insurance	$12,043		$16,178
Impact of commutations and reinsurance	(2,447)		(22,264)
Net Premiums Earned - insurance	$9,596		$(6,086)

Refundings included in earned premium	$4,753		$8,224

Net premiums earned - derivatives (1)	$4,992		$8,648

Claims paid	$41,858	(2)	$9,000

	March 31		December 31
($ in thousands, except ratios)	2013		2012

Statutory Information:

Capital and surplus	$1,206,578		$1,144,112
Contingency reserve	240,303		300,138
Qualified statutory capital	1,446,881		1,444,250

Unearned premium reserve	233,192		256,920
Loss and loss expense reserve	(93,276)		(53,441)
Total statutory policyholders’ reserves	1,586,797		1,647,729

Present value of installment premiums	104,913		114,292
Total statutory claims paying resources	$1,691,710		$1,762,021

Net debt service outstanding	$36,412,556		$42,526,289

Capital leverage ratio (3)	25		29
Claims paying leverage ratio (4)	22		24

Net par outstanding by product:
Public finance direct	$9,531,501		$9,796,131
Public finance reinsurance	4,646,397		5,542,217
Structured direct	13,405,544		17,615,383
Structured reinsurance	635,210		787,758
Total (5)	$28,218,652		$33,741,489
(1)	Included in change in fair value of derivative instruments.
(2)	Primarily related to commutation of reinsurance business.
(3)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(4)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(5)

Included in public finance net par outstanding is $0.9 billion and $1.0 billion at March 31, 2013 and December 31, 2012, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit F

	Quarter Ended March 31,
	2013		2012
($ in millions)	$	%	$	%
Primary new insurance written
Prime	$10,905	100.0%	$6,460	99.9%
Alt-A and A minus and below	1	—	5	0.1
Total Flow	$10,906	100.0%	$6,465	100.0%

Total primary new insurance written by FICO score
>=740	$8,210	75.3%	$4,920	76.1%
680-739	2,398	22.0	1,400	21.7
620-679	298	2.7	145	2.2
Total Flow	$10,906	100.0%	$6,465	100.0%

Percentage of primary new insurance written
Monthly premiums	64%		64%
Single premiums	36%		36%

Refinances	48%		47%
LTV
95.01% and above	1.7%		1.8%
90.01% to 95.00%	39.8%		38.7%
85.01% to 90.00%	39.3%		41.6%
85.00% and below	19.2%		17.9%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit G

	March 31		March 31
	2013		2012
($ in millions)	$	%	$	%
Primary insurance in force
Flow	$133,693	92.4%	$115,127	90.3%
Structured	10,950	7.6	12,399	9.7
Total Primary	$144,643	100.0%	$127,526	100.0%

Prime	$128,361	88.8%	$108,507	85.1%
Alt-A	10,027	6.9	11,828	9.3
A minus and below	6,255	4.3	7,191	5.6
Total Primary	$144,643	100.0%	$127,526	100.0%

Primary risk in force
Flow	$33,027	93.2%	$28,348	91.3%
Structured	2,419	6.8	2,691	8.7
Total Primary	$35,446	100.0%	$31,039	100.0%

Flow
Prime	$30,146	91.3%	$24,962	88.1%
Alt-A	1,780	5.4	2,104	7.4
A minus and below	1,101	3.3	1,282	4.5
Total Flow	$33,027	100.0%	$28,348	100.0%

Structured
Prime	$1,419	58.7%	$1,570	58.3%
Alt-A	535	22.1	608	22.6
A minus and below	465	19.2	513	19.1
Total Structured	$2,419	100.0%	$2,691	100.0%

Total
Prime	$31,565	89.1%	$26,532	85.5%
Alt-A	2,315	6.5	2,712	8.7
A minus and below	1,566	4.4	1,795	5.8
Total Primary	$35,446	100.0%	$31,039	100.0%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit H

	March 31		March 31
	2013		2012
($ in millions)	$	%	$	%
Total primary risk in force by FICO score
Flow
>=740	$17,556	53.2%	$12,889	45.5%
680-739	9,865	29.9	9,184	32.4
620-679	4,801	14.5	5,328	18.8
<=619	805	2.4	947	3.3
Total Flow	$33,027	100.0%	$28,348	100.0%

Structured
>=740	$647	26.7%	$712	26.5%
680-739	698	28.9	781	29.0
620-679	642	26.5	721	26.8
<=619	432	17.9	477	17.7
Total Structured	$2,419	100.0%	$2,691	100.0%

Total
>=740	$18,203	51.3%	$13,601	43.8%
680-739	10,563	29.8	9,965	32.1
620-679	5,443	15.4	6,049	19.5
<=619	1,237	3.5	1,424	4.6
Total Primary	$35,446	100.0%	$31,039	100.0%

Total primary risk in force by LTV
95.01% and above	$4,494	12.7%	$5,165	16.6%
90.01% to 95.00%	13,988	39.5	11,072	35.7
85.01% to 90.00%	13,473	38.0	11,983	38.6
85.00% and below	3,491	9.8	2,819	9.1
Total	$35,446	100.0%	$31,039	100.0%

Total primary risk in force by policy year
2005 and prior	$5,362	15.1%	$6,574	21.2%
2006	2,635	7.4	3,057	9.8
2007	5,876	16.6	6,722	21.7
2008	4,436	12.5	5,042	16.2
2009	1,855	5.2	2,511	8.1
2010	1,573	4.5	2,147	6.9
2011	2,735	7.7	3,463	11.2
2012	8,397	23.7	1,523	4.9
2013	2,577	7.3	—	—
Total	$35,446	100.0%	$31,039	100.0%

Primary risk in force on defaulted loans	$3,953		$4,866

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	March 31			March 31
	2013			2012
($ in millions)	$		%	$	%

Pool risk in force
Prime	$1,393		77.3%	$1,505	76.8%
Alt-A	99		5.5	117	6.0
A minus and below	309		17.2	338	17.2
Total	$1,801		100.0%	$1,960	100.0%

Total pool risk in force by policy year
2005 and prior	$1,646		91.4%	$1,757	89.6%
2006	68		3.8	87	4.4
2007	80		4.4	99	5.1
2008	7		0.4	17	0.9
Total pool risk in force	$1,801		100.0%	$1,960	100.0%

Other risk in force
Second-lien
1st loss	$75			$96
2nd loss	12			27
NIMS	14			15
1st loss-Hong Kong primary mortgage insurance	33			55
Total other risk in force	$134			$193

Risk to capital ratio-Radian Guaranty only	18.6:1	(1)		20.6:1
Risk to capital ratio-Mortgage Insurance combined	25.7:1	(1)		29.0:1

(1) Preliminary

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	Quarter Ended March 31,
($ in thousands)	2013	2012

Net claims paid
Prime	$200,517	$127,101
Alt-A	49,091	36,651
A minus and below	27,486	26,080
Total primary claims paid	277,094	189,832
Pool	30,949	24,926
Second-lien and other	1,884	3,583
Subtotal	309,927	218,341
Impact of first-lien terminations	—	—
Impact of captive terminations	—	(148)
Impact of second-lien terminations	—	—
Total	$309,927	$218,193

Average claim paid (1)
Prime	$49.0	$48.6
Alt-A	60.1	59.4
A minus and below	37.6	40.6
Total primary average claims paid	49.1	49.0
Pool	73.5	67.7
Second-lien and other	22.2	26.9
Total	$50.4	$49.9

Average primary claim paid (2) (3)	$51.4	$52.0
Average total claim paid (2) (3)	$52.6	$52.5

Loss ratio - GAAP basis	72.1%	135.3%
Expense ratio - GAAP basis	42.4%	25.9%
	114.5%	161.2%

Reserve for losses by category
Prime	$1,640,504	$1,776,426
Alt-A	539,321	603,998
A minus and below	337,584	369,006
Reinsurance recoverable (4)	72,101	118,071
Total primary reserves	2,589,510	2,867,501
Pool insurance	295,283	354,133
Total 1st lien reserves	2,884,793	3,221,634
Second lien and other	9,707	10,747
Total reserves	$2,894,500	$3,232,381

1st lien reserve per default (5)
Primary reserve per primary default	$30,426	$27,833
Primary reserve per default excluding IBNR	27,517	26,038
Pool reserve per pool default (6)	17,629	17,580
Total 1st lien reserve per default	28,321	26,156
(1)	Calculated net of reinsurance recoveries and without giving effect to the impact of first-lien, second-lien and captive terminations.
(2)	Calculated without giving effect to the impact of terminations of captive reinsurance and first- and second-lien transactions.
(3)	Before reinsurance recoveries.
(4)	Represents ceded losses on captive transactions, Smart Home and quota share reinsurance transactions.
(5)	Calculated as total reserves divided by total defaults.
(6)	If calculated before giving effect to deductibles and stop losses in pool transactions, the pool reserve per default at March 31, 2013 and 2012, would be $28,402 and $27,299, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	March 31	December 31	March 31
	2013	2012	2012
Default Statistics
Primary Insurance:

Flow
Prime
Number of insured loans	646,497	630,094	575,769
Number of loans in default	50,496	55,483	60,785
Percentage of loans in default	7.81%	8.81%	10.56%

Alt-A
Number of insured loans	36,236	37,754	42,591
Number of loans in default	10,910	11,798	13,642
Percentage of loans in default	30.11%	31.25%	32.03%

A minus and below
Number of insured loans	33,811	35,150	39,461
Number of loans in default	10,044	11,211	12,241
Percentage of loans in default	29.71%	31.89%	31.02%

Total Flow
Number of insured loans	716,544	702,998	657,821
Number of loans in default	71,450	78,492	86,668
Percentage of loans in default	9.97%	11.17%	13.18%

Structured
Prime
Number of insured loans	36,730	37,528	40,367
Number of loans in default	4,994	5,371	5,856
Percentage of loans in default	13.60%	14.31%	14.51%

Alt-A
Number of insured loans	15,745	16,315	17,977
Number of loans in default	3,923	4,207	5,251
Percentage of loans in default	24.92%	25.79%	29.21%

A minus and below
Number of insured loans	13,845	14,157	15,171
Number of loans in default	4,742	5,099	5,252
Percentage of loans in default	34.25%	36.02%	34.62%

Total Structured
Number of insured loans	66,320	68,000	73,515
Number of loans in default	13,659	14,677	16,359
Percentage of loans in default	20.60%	21.58%	22.25%

Total Primary Insurance
Prime
Number of insured loans	683,227	667,622	616,136
Number of loans in default	55,490	60,854	66,641
Percentage of loans in default	8.12%	9.12%	10.82%

Alt-A
Number of insured loans	51,981	54,069	60,568
Number of loans in default	14,833	16,005	18,893
Percentage of loans in default	28.54%	29.60%	31.19%

A minus and below
Number of insured loans	47,656	49,307	54,632
Number of loans in default	14,786	16,310	17,493
Percentage of loans in default	31.03%	33.08%	32.02%

Total Primary
Number of insured loans	782,864	770,998	731,336
Number of loans in default	85,109	93,169	103,027
Percentage of loans in default	10.87%	12.08%	14.09%

Pool insurance
Number of loans in default	16,750	18,147	20,144

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	Quarter Ended March 31,
($ in thousands)	2013	2012

1st Lien Captives
Premiums ceded to captives	$5,152	$6,429
% of total premiums	2.6%	3.6%
IIF included in captives (1)	5.8%	8.4%
RIF included in captives (1)	5.7%	8.2%

Initial Quota Share Reinsurance ("QSR") Transaction
QSR ceded premiums written	$6,122
% of premiums written	2.5%
QSR ceded premiums earned	$7,833
% of premiums earned	4.0%
Ceding commissions	$1,530
RIF included in QSR (2)	$1,471,580

Second QSR Transaction
QSR ceded premiums written	$16,440
% of premiums written	6.7%
QSR ceded premiums earned	$2,838
% of premiums earned	1.4%
Ceding commissions	$5,754
RIF included in QSR (2)	$900,378

Persistency (twelve months ended March 31)	80.9%	84.5%
(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including high unemployment rates and weakness in the U.S. housing and mortgage credit markets, a significant downturn in the U.S. or global economies, a lack of meaningful liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, each of which may be accelerated or intensified by, among other things, legislative activity or inactivity or actual or threatened downgrades of U.S. credit ratings;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of developments in the private mortgage insurance and financial guaranty industries in which certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events or economic changes in certain geographic regions, including those affecting governments and municipalities, where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  a reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, and general reduced housing demand in the U.S., which may be exacerbated by regulations impacting home mortgage originations, including requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);
  the potential adverse impact on the mortgage origination market and on private mortgage insurers due to increased capital requirements for mortgage loans under proposed interagency rules to implement the third Basel Capital Accord, including in particular, the possibility that loans insured by the Federal Housing Administration (“FHA”) will receive more favorable regulatory capital treatment than loans with private mortgage insurance;

  our ability to maintain an adequate risk-to-capital position, minimum policyholder position and other surplus requirements for Radian Guaranty Inc. (“Radian Guaranty”), our principal mortgage insurance subsidiary;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  a more rapid than expected decrease in the current elevated levels of mortgage insurance rescissions and claim denials, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in net rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials, or caused by the government-sponsored entities intervening in mortgage insurers’ loss mitigation practices, including settlements of disputes regarding loss mitigation activities;
  the negative impact that our loss mitigation activities may have on our relationships with customers and potential customers, including the potential loss of business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our rescissions, denials or claim curtailments, to increase our loss reserves for, and reassume risk on, rescinded loans or denied claims, and to pay additional claims, including amounts previously curtailed;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which remain in our insured portfolio) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our monthly premium policies and could decrease the profitability of our mortgage insurance business;
  heightened competition for our mortgage insurance business from others such as the FHA, the U.S. Department of Veterans Affairs and other private mortgage insurers, including in particular, those that have been assigned higher ratings than we have, that may have access to greater amounts of capital than we do, or that are new entrants to the industry and are therefore not burdened by legacy obligations;
  changes in the charters or business practices of, or rules or regulations applicable to, Fannie Mae and Freddie Mac, the largest purchasers of mortgage loans that we insure, and our ability to remain an eligible provider to both Fannie Mae and Freddie Mac;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with private mortgage insurance may be considered “qualified residential mortgages” for purposes of the Dodd-Frank Act securitization provisions;
  the application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of existing, or the possibility of additional, lawsuits or investigations (including in particular investigations and litigation relating to captive reinsurance arrangements under the Real Estate Settlement Practices Act of 1974); and (ii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses;

  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments, and the impact of variable accounting for certain of our performance-based long-term compensation awards;
  our ability to realize some or all of the tax benefits associated with our gross deferred tax assets, which will depend on our ability to generate sufficient sustainable taxable income in future periods;
  changes in accounting principles generally accepted in the United States of America or statutory accounting principles, rules and guidance, or their interpretation; and
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012, and those risks detailed in subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we filed this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements made in this report to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz